Exhibit 10.4

CHANGE IN CONTROL SEVERANCE PLAN FOR EXECUTIVE OFFICERS

OTHER THAN CEO AND PRESIDENT

Pursuant to a resolution of its Board of Directors, this Change in Control Severance Plan for Executive Officers Other than CEO and President (the “Plan”) is adopted by PostRock Energy Corporation (the “Company”) and its subsidiaries effective as of the 20th day of February, 2012 (the “Effective Date”).

Except as otherwise specifically provided herein, an executive officer of the Company other than the CEO and President (as defined herein, an “Executive”) as of the date of the Change in Control (as defined herein) shall be entitled to the benefits set forth herein (the “Severance Benefits”) upon the occurrence of (a) a Change in Control and (b) Termination of Employment (as defined herein) (together, a “Severance Event”).

1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

“Acting as a group” shall have the same meaning as defined in Code Section 409A.

“Cash Compensation” means base salary in effect immediately prior to the effective date of termination (without regard to any reduction in salary that constitutes a Termination of Employment) plus any cash bonus compensation paid by the Company in the most recently completed four fiscal quarters of the Company as of the effective date of termination.

“Cause” for termination means:

(i)	Executive’s conviction of, plea of guilty to, or plea of nolo contendere to a felony or other crime that involves fraud or dishonesty;

(ii)	Any willful action or omission by Executive which would constitute grounds for immediate dismissal under the employment policies of the Company;

(iii)	Executive’s habitual neglect of duties, including, but not limited to, repeated absences from work without reasonable excuse; or

(iv)	Executive’s willful and intentional material misconduct in the performance of his duties that results in financial detriment to the Company or any subsidiary of the Company;

An Executive who agrees to resign from his affiliation with the Company or a subsidiary of the Company in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of this Plan.

“Change in Control” shall be consistent with regulations issued under Code Section 409A and shall mean the occurrence of a “Change in the Ownership of the Company” or a “Change in the Ownership of a Substantial Portion of the Company’s Assets.”

(i)	“Change in the Ownership of the Company” means the acquisition by any one person, or more than one person acting as a group, of the outstanding and issued shares of common stock (“Shares”) of the Company that, together with Shares held by such person or group, constitutes more than 50 percent of the total voting power of the Shares (however, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total voting power of the Shares, the acquisition of additional Shares by the same person or group shall not constitute a Change in the Ownership of the Company).

(ii)	“Change in the Ownership of a Substantial Portion of the Company’s Assets” occurs when any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (a) in no event shall any acquisition of Shares or other securities of the Company by White Deer Energy L.P. or any of its affiliates, whether occurring before or after the date of this Plan or (b) the sale by the Company of all or part of the membership interest in PostRock KPC Pipeline, LLC (“KPC”) and/or all or part of the assets held by KPC constitute a Change in Control hereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Code Section 409A” means Section 409A of the Code and the Treasury regulations and other interpretive rulings and guidance issued thereunder.

“Executive” means: the Chief Financial Officer (currently David Klvac), Chief Accounting Officer (currently David Klvac), General Counsel (currently Stephen DeGiusti), Vice President of Operations (currently Clark Edwards) and any Executive Vice President, Senior Vice President or Vice President of the Company. Provided, however, that for purposes of this Plan, Executive does not include the Executive Vice President-Midstream (currently Tom Saunders) or Vice President-Marketing and Commercial Development (currently Cathy Pocock).

“Gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets).

“Termination of Employment” means:

(i)	an involuntary termination of Executive’s employment by the Company, other than for Cause, within one year after a Change in Control;

(ii)	a material diminution in Executive’s compensation in the aggregate within one year after a Change in Control;

(iii)	a material diminution or other material adverse change in Executive’s position, authority or duties within one year after a Change in Control; or

(iv)	a change in Executive’s assigned office or location of employment by greater than 50 miles within one year after a Change in Control.

2. Severance. Upon the occurrence of a Severance Event, subject to the execution of the Waiver and Release, attached hereto as Exhibit A (“Waiver”), without revocation (as described below), Executive shall be entitled to the following Severance Benefits:

(a) The Company shall pay Executive in a single lump sum within thirty (30) days of the effective date of termination the value of any accrued but unused paid time off (PTO);

(b) All unvested equity awards previously granted to Executive, including, but not limited to, awards granted under the Company’s 2010 Long-Term Incentive Plan or its successor, shall immediately vest in full;

(c) The Company shall pay Executive in a single lump sum within thirty (30) days of the Waiver Effective Date (as defined below) severance pay equal to 100% of Executive’s Cash Compensation;

(d) Executive and his spouse and/or his dependents, as applicable who are enrolled in a medical, dental, or vision plan sponsored by the Company immediately prior to the effective date of termination may be eligible to continue coverage under such medical, dental, or vision plan, at the time of Executive’s termination of employment under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will notify Executive of any such right to continue such coverage at the time of termination pursuant to COBRA. If Executive timely elects COBRA coverage for Executive (and his spouse and/or his dependents, as applicable), the Company will pay the COBRA premiums for Executive (and his spouse and/or his dependents, as applicable) that exceed the cost of the active employee premium cost for a similarly situated active employee for the period of such COBRA coverage, provided that any such premiums paid by the Company will be treated as taxable income to Executive. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of applicable insurance premiums will be credited as payment by Executive for purposes of Executive’s premium payment required under COBRA. For purposes of this Section 2, any applicable premiums that may be paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

Executive’s entitlement to the payments and benefits in this Section 2, other than PTO in clause (a) above, is subject to and contingent upon Executive’s binding execution of the Waiver within thirty (30) days of the date of Executive’s Termination of Employment (and not before such date), without revocation during the seven-day period following execution of the Waiver (“Waiver Effective Date”). If Executive fails to timely execute and return the Waiver or revokes the Waiver prior to the Waiver Effective Date, then Executive shall not be entitled to any payments or benefits under the Plan (other than PTO).

3. Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if Executive is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for in this Plan, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for in this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three (3) times Executive’s “base amount”(as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after tax position to Executive (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three (3) times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Code Section 4999.

4. Amendment or Termination. The Board may amend (in whole or in part) or terminate this Plan at any time; provided, however, that this Plan cannot be amended or terminated during the one year period following the occurrence of a Change in Control. Notwithstanding the foregoing, no termination shall reduce or terminate Executive’s right to receive, or continue to receive, any payments and benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination of this Plan.

5. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Executive shall inure to the benefit of and be enforceable by such Executive and his personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Executive should die while any amounts are due and payable to such Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the legal representative of such Executive’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Executive, except under the laws of descent and distribution.

6. Tax Withholding. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to withhold therefrom.

7. Section 409A.

(a) It is intended that the payments and benefits provided under this Plan shall be exempt from or comply with the application of the requirements of Code Section 409A. This Plan shall be construed, administered and governed in a manner that affects such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Code Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if Executive is a “specified employee,” as determined by the Company, as of the date of the Severance Event, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following date of the Severance Event, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Severance Event (or, if Executive dies during such six-month period, within 90 days after Executive’s death).

(b) All reimbursements or provision of in-kind benefits pursuant to this Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Plan during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

(c) No vesting of any equity awards shall trigger an acceleration of payment of such equity award that results in noncompliance with the requirements of Code Section 409A, to the extent applicable

8. No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between any Executive and the Company and/or its affiliates. Nothing contained in this Plan shall (a) confer upon any Executive any right with respect to continuation of employment with the Company or (b) subject to the rights and benefits of any Executive hereunder, interfere in any way with the right of the Company to terminate such Executive’s employment at any time.

9. Governing Law. This Plan and the Waiver will be construed and enforced in accordance with the laws of the State of Oklahoma.

Exhibit A

WAIVER AND RELEASE

In exchange for the Severance Benefits under the Change in Control Severance Plan for Executive Officers Other than CEO and President (the “Plan”), Executive hereby releases, acquits and forever discharges PostRock Energy Corporation (the “Company”), its subsidiaries, affiliates, shareholders, directors, officers, agents, employees, predecessors, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, demands, actions and causes of action and liabilities of any kind or nature whatsoever, whether in tort or equity, known or unknown, accrued or unaccrued (collectively “Claims”) that Executive has or may have as of the date hereof against the Released Parties, or any of them, arising out of or related to Executive’s employment by the Company and/or the termination thereof, including, but not limited to, any Claims arising under the following statutes and all applicable amendments thereto, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Equal Pay Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, and the Sarbanes-Oxley Act.

Executive understands that signing this Waiver and Release is an important legal act and acknowledges that the Company has advised Executive in writing by means of this Waiver and Release to consult an attorney before signing this Waiver and Release. Executive understands that Executive (a) may take up to twenty-one (21) days to consider whether to execute this General Release, and (b) may revoke his/her execution and acceptance of this General Release by providing written notice thereof to Company within seven (7) days from the date upon which he/she executes this General Release. Upon execution of this Waiver and Release, Executive shall return the same to the Company’s General Counsel by first-class mail or by hand delivery in order for it to be effective to the following address: PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, OK 73102.

Executive expressly represents that no promise or agreement which is not expressed in the Plan or this Waiver and Release has been made to Executive in executing this Waiver and Release, and that Executive is relying on Executive’s own judgment in executing this Waiver and Release, and that Executive is not relying on any statement or representation of the Company or its Related Parties or any of their agents. Executive agrees that this Waiver and Release is valid, fair, adequate and reasonable, is with Executive’s full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform Executive.

This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including, but not limited to, claims under the Fair Labor Standards Act and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. Executive waives, however,

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the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on Executive’s behalf. Executive does not release and expressly retains (a) all rights to indemnity, contribution, advancement of expenses and a defense, and directors and officers and other liability coverage that Executive may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified/401(k) plan or other benefit plans.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

Executive understands that for a period of seven calendar days following Executive’s execution of this Waiver and Release (the “Waiver Revocation Period”), Executive may revoke this Waiver and Release by delivering a written statement to the Company by hand or by registered mail, addressed to the Company’s General Counsel, in which case the Waiver and Release will not become effective and in turn the Company shall have no obligation to provide any payments or benefits (other than PTO) under the Plan. Executive understands that failure to revoke acceptance of the Waiver and Release within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

Executive acknowledges that Executive has read this Waiver and Release, has had an opportunity to ask questions, have it explained and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that Executive understands that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action Executive might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release, except for those claims specifically not released by Executive herein.

AGREED TO AND ACCEPTED this
day of , 20

Name:
(please print)

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